Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports First Quarter 2022 Financial Results

CORAL GABLES, FL. - May 4, 2022 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the first quarter ended April 1, 2022.

Financial highlights for the first quarter 2022:

Fresh Del Monte Produce Inc. and Subsidiaries
(U.S. dollars in millions, except per share data) - (Unaudited)
Quarter Ended
	April 1, 2022	April 2, 2021
Net sales	$1,136.9	$1,088.3
Gross profit	$89.8	$105.0
FDP net income(1)	$25.8	$42.7
Diluted EPS(2)	$0.54	$0.90
Adjusted diluted EPS(3)	$0.55	$0.88
Adjusted EBITDA(3)	$62.8	$82.3
Adjusted EBITDA margin(3)	5.5%	7.6%
Dividend payout	$0.15/per share	$0.10/per share

•Net sales for the first quarter of 2022 increased approximately 5% compared with the prior-year period primarily driven by favorable pricing;

•Gross profit for the first quarter of 2022 decreased compared with the prior-year period as the increase in net sales was offset by higher cost related to unprecedented inflation and supply chain constraints.

"During the first quarter, our net sales increased by $49 million compared with the prior-year period – a direct benefit of leading the industry in the implementation of inflation-justified pricing actions. However, our cost of product sold increased by $64 million due to across-the-board inflationary pressures, resulting in lower operating income," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "We remained focused on driving incremental operating leverage through product innovation, cost management, and operational efficiencies as reflected in the significant growth in our third-party freight services."

"We made progress on our strategic initiatives effectively managing the business for the long-term despite incremental deterioration of already unprecedented supply chain constraints and higher inflation compounded by the war in Ukraine."

Abu-Ghazaleh added, "In keeping with our shareholder value accretion approach, our capital deployment in the first quarter concentrated on operational investments in data-driven technology and smart farming, a strategic investment, and on paying a higher dividend."

Net sales for the first quarter of 2022 increased by $48.6 million, or approximately 5%, compared with the prior-year period. Net sales benefited from inflation-justified pricing actions implemented in the fourth quarter of 2021. Conversely, sales were negatively impacted by fluctuations in exchange rates mainly versus the euro and Japanese yen compared with the prior-year period. Importantly, lack of availability of third-party shipping capacity on certain shipping routes, substantially limited the sales of various products.

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Gross profit for the first quarter of 2022 was $89.8 million compared with $105.0 million in the prior-year period. Despite higher net sales, gross profit was negatively impacted by worsening inflationary and other cost pressures compared to the prior-year period. Higher cost across-the-board including packaging materials, fertilizers, ocean and inland freight, fuel and labor offset higher net sales. Additionally, fluctuations in exchange rates were also unfavorable.

Operating income for the first quarter of 2022 was $39.8 million compared with $59.7 million in the prior-year period, and Adjusted operating income(3) was $40.4 million compared with $57.7 million in the prior-year period. The decrease in operating income was primarily due to lower gross profit and the net impact of disposal of property, plant and equipment, partially offset by lower administrative expenses.
FDP net income(1) for the first quarter was $25.8 million compared with $42.7 million in the prior-year period and Adjusted FDP net income(3) was $26.2 million compared with $41.6 million in the prior-year period.
Adjusted EBITDA(3) for the first quarter was $62.8 million compared with $82.3 million in the prior-year period, and corresponding Adjusted EBITDA margin(3) was 5.5% compared with 7.6% in the prior-year period.
(1) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.
(2) "Diluted EPS" represents diluted earnings per share and is calculated as FDP net income divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

First Quarter 2022 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 1, 2022					April 2, 2021
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$672.7	59%	$44.4	49%	6.6%	$631.0	58%	$52.2	50%	8.3%
Banana	406.0	36%	37.7	42%	9.3%	418.2	38%	50.0	47%	12.0%
Other products and services	58.2	5%	7.7	9%	13.1%	39.1	4%	2.8	3%	7.3%
	$1,136.9	100%	$89.8	100%	7.9%	$1,088.3	100%	$105.0	100%	9.7%

First Quarter 2022 Business Segment Performance
Fresh and Value-Added Products

Net sales for the first quarter of 2022 increased $41.7 million, or approximately 7%, compared with the prior-year period, as a result of increased net sales across most product categories mainly related to higher pricing.

Gross profit for the first quarter of 2022 was $44.4 million compared with $52.2 million in the prior-year period. Despite higher sales, gross profit in the segment continued to be impacted by inflationary and other cost pressures, which resulted in higher per unit production and distribution costs. Specifically, the cost of packaging materials, fertilizers, ocean and inland freight, fuel, and labor increased compared with the prior-year period. In addition, lower gross profit of melons, a seasonal product, impacted segment performance. As a result, gross margin decreased to 6.6% compared with 8.3% in the prior-year period.

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The fresh and value-added products segment had $3.1 million of other product-related charges in the first quarter of 2021 related to damage caused by severe rainstorms in Chile, which impacted the non-tropical fruit category. There were no other product-related charges in the first quarter of 2022.

Banana

Net sales for the first quarter of 2022 decreased $12.2 million compared with the prior-year period, primarily as a result of lower sales volume in North America, partially offset by positive pricing.

Gross profit for the first quarter of 2022 was $37.7 million compared with $50.0 million in the prior-year period. Despite higher pricing compared to the prior-year period, higher cost and lower sales volume negatively impacted gross profit. Specifically, the cost of packaging materials, fertilizers, ocean and inland freight, fuel, and labor increased compared with the prior-year period. As a result of these factors, gross margin decreased to 9.3% compared with 12.0% in the prior-year period.

Other product-related charges in the banana segment included a $1.5 million net insurance recovery in the prior-year period related to damage caused by hurricanes in Central America in the fourth quarter of 2020. There were no other product-related charges in the first quarter of 2022.

Other Products and Services

Net sales of other products and services increased $19.1 million, or 49%, mainly due to higher net sales of third-party freight services. The Company's fleet of vessels has enabled the expansion of commercial cargo services, which are benefiting from elevated shipping rates and demand due to current supply chain constraints and inflationary pressures.
Gross profit increased $4.9 million as a result of higher net sales. Gross margin increased to 13.1% from 7.3%.

Cash Flows
Net cash used in operating activities for the first quarter of 2022 was $0.3 million, compared with net cash provided by operating activities of $46.8 million in the prior-year period, a decrease of $47.1 million. The decrease was primarily attributable to lower net income, higher levels of accounts receivable, mainly due to higher sales in the current period and the timing of collections, and higher levels of finished goods inventory, partly driven by the increase in cost of goods as a result of inflationary cost pressures.

Total Long Term Debt
Total long term debt increased to $554.1 million at the end of the first quarter of 2022 from $534.1 million at the end of the first quarter of 2021.
Quarterly Cash Dividend
On May 3, 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on June 10, 2022 to shareholders of record on May 18, 2022.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended

Statement of Operations:	April 1, 2022	April 2, 2021
Net sales	$1,136.9	$1,088.3
Cost of products sold	1,047.1	981.7
Other product-related charges	—	1.6
Gross profit	89.8	105.0
Selling, general and administrative expenses	45.2	48.9
(Loss) gain on disposal of property, plant and equipment, net	(3.8)	2.7
Asset impairment and other charges (credits), net	1.0	(0.9)
Operating income	39.8	59.7
Interest expense, net	5.3	5.2
Other expense, net	4.0	2.1
Income before income taxes	30.5	52.4
Income tax provision	5.8	11.0
Net income	$24.7	$41.4
Less: Net loss attributable to redeemable and noncontrolling interests	(1.1)	(1.3)
Net income attributable to Fresh Del Monte Produce Inc.	$25.8	$42.7
Earnings per share(1):
Basic	$0.54	$0.90
Diluted	$0.54	$0.90
Dividends declared per ordinary share	$0.15	$0.10
Weighted average number of ordinary shares:
Basic	47,665,122	47,427,962
Diluted	47,856,286	47,539,871
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	April 1, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$25.3	$16.1
Trade and other accounts receivable, net	520.9	437.3
Inventories, net	620.5	602.8
Other current assets	51.3	40.2
Total current assets	1,218.0	1,096.4

Investment in and advances to unconsolidated companies	15.8	8.7
Property, plant and equipment, net	1,396.9	1,415.8
Operating lease right-of-use assets	199.1	199.0
Goodwill	423.4	423.7
Intangible assets, net	140.9	142.8
Other noncurrent assets	107.7	111.7
Total assets	$3,501.8	$3,398.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$622.2	$580.1
Current maturities of debt and finance leases	1.3	1.3
Current maturities of operating leases	36.8	37.0
Other current liabilities	16.0	10.8
Total current liabilities	676.3	629.2

Long-term debt and finance leases	562.3	527.7
Operating leases, less current maturities	137.6	136.0
Other noncurrent liabilities	202.3	231.7
Total liabilities	1,578.5	1,524.6

Redeemable noncontrolling interest	48.7	49.5

Total Fresh Del Monte Produce Inc. shareholders' equity	1,852.9	1,802.3
Noncontrolling interests	21.7	21.7
Total shareholders' equity	1,874.6	1,824.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,501.8	$3,398.1

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	April 1, 2022	April 2, 2021
Operating activities:
Net income	$24.7	$41.4
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	23.6	23.8
Amortization of debt issuance costs	0.1	0.1
Share-based compensation expense	1.7	1.6
Deferred income taxes	(3.3)	(0.5)
Loss (gain) on disposal of property, plant and equipment, net	3.8	(2.7)
Foreign currency translation adjustment	(5.3)	0.3
Other, net	2.4	0.8
Changes in operating assets and liabilities:
Receivables	(82.2)	(69.6)
Inventories	(19.2)	(6.7)
Prepaid expenses and other current assets	(0.5)	3.8
Accounts payable and accrued expenses	53.5	57.5
Other assets and liabilities	0.4	(3.0)
Net cash (used in) provided by operating activities	(0.3)	46.8

Investing activities:
Capital expenditures	(11.1)	(33.6)
Proceeds from sales of property, plant and equipment	1.6	2.9
Cash received from derivatives not designated as hedges	—	4.6
Investments in unconsolidated companies	(7.1)	—
Other investing activities	—	0.2
Net cash used in investing activities	(16.6)	(25.9)

Financing activities:
Net borrowings (repayments) on debt	35.0	(7.7)
Distributions to noncontrolling interests	—	(0.9)
Net payments related to share-based awards	(0.8)	(0.3)
Dividends paid	(7.2)	(4.7)
Other financing activities	(0.3)	0.9
Net cash provided by (used in) financing activities	26.7	(12.7)
Effect of exchange rate changes on cash	(0.6)	1.7
Net increase in cash and cash equivalents	9.2	9.9
Cash and cash equivalents, beginning	16.1	16.5
Cash and cash equivalents, ending	$25.3	$26.4

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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges (credits), net, (loss) gain on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted Diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.
Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	April 1, 2022				April 2, 2021
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$89.8	$39.8	$25.8	$0.54	$105.0	$59.7	$42.7	$0.90
Adjustments:
Other product-related charges(1)	—	—	—	—	1.6	1.6	1.6	0.03
Asset impairment and other charges (credits), net(2)	—	1.0	1.0	0.02	—	(0.9)	(0.9)	(0.02)
(Gain) on disposal of property, plant and equipment, net(3)	—	(0.4)	(0.4)	(0.01)	—	(2.7)	(2.7)	(0.05)
Tax effects of all adjustments(4)	—	—	(0.2)	—	—	—	0.9	0.02
As adjusted	$89.8	$40.4	$26.2	$0.55	$106.6	$57.7	$41.6	$0.88

	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 1, 2022			April 2, 2021
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$44.4	$37.7	$7.7	$52.2	$50.0	$2.8
Adjustments:
Other product-related charges(1)	—	—	—	3.1	(1.5)	—
Adjusted Gross profit	$44.4	$37.7	$7.7	$55.3	$48.5	$2.8

Adjusted Gross margin(a)	6.6%	9.3%	13.1%	8.8%	11.6%	7.3%

(a) Calculated as Adjusted Gross profit as a percentage of net sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 1, 2022	April 2, 2021
Net income attributable to Fresh Del Monte Produce Inc.	$25.8	$42.7
Interest expense, net	5.3	5.2
Income tax provision	5.8	11.0
Depreciation & amortization	23.6	23.8
Share-based compensation expense	1.7	1.6
EBITDA	$62.2	$84.3

Adjustments:
Other product-related charges(1)	—	1.6
Asset impairment and other charges (credits), net(2)	1.0	(0.9)
(Gain) on disposal of property, plant and equipment, net(3)	(0.4)	(2.7)
Adjusted EBITDA	$62.8	$82.3

Net sales	$1,136.9	$1,088.3

EBITDA margin(a)	5.5%	7.7%
(a) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin(b)	5.5%	7.6%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended April 2, 2021 primarily related to $3.1 million in inventory write-offs of non-tropical fruit resulting from inclement weather in Chile, partially offset by a $1.5 million net insurance recovery associated with damages to the Company's Guatemala banana operations caused by two hurricanes in the fourth quarter of 2020.

(2)Asset impairment and other charges (credits), net for the quarter ended April 1, 2022 primarily related to severance expense in connection with the departure of the Company's former President and Chief Operating Officer. Asset impairment and other charges (credits), net for the quarter ended April 2, 2021 primarily related to an insurance recovery associated with damages to fixed assets in Guatemala caused by two hurricanes in the fourth quarter of 2020.

(3)Gain on disposal of property, plant and equipment, net of $0.4 million for the quarter ended April 1, 2022 primarily related to sales of assets, mainly in Central America. Gain on disposal of property, plant and equipment, net for the quarter ended April 2, 2021 primarily related to a $2.4 million gain on the sale of a refrigerated vessel.

(4)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the first quarter 2022 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.

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About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the Mann™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including our focus on driving operational leverage through product innovation, cost management, pricing actions and operational efficiencies. These statements also include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the ongoing pandemic and the war in Ukraine on our business, suppliers, customers, consumers, employees, and communities, including the inflationary impact on fuel, petroleum-based products such as fertilizer and packaging materials, (ii) disruptions or inefficiencies in our operations and supply chain, including any impact of the pandemic, the war in Ukraine and the inflationary environment, (iii) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, especially outside the U.S., (iv) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, (v) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets, (vi) our ability to meet our anticipated cash needs, (vii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (viii) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; disruptions or issues that impact our production facilities or complex logistics network; and the availability of sufficient labor during peak growing and harvesting seasons, (ix) competitive pressures and our ability to realize the full benefits of the inflation driven price increases implemented, (x) the impact of inflation and foreign currency fluctuations, including the effectiveness of our hedging activities, (xi) our plans for expansion of our business (including through acquisitions) and cost savings, (xii) our ability to successfully integrate acquisitions into our operations, (xiii) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xiv) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xv) the impact of changes in tax accounting or tax laws (or interpretations thereof), (xvi) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xvii) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xviii) damage to our reputation or brand names or negative publicity about our products, (xix) exposure to product liability claims and associated regulatory and legal actions, product recalls, or other legal proceedings relating to our business, (xx) our ability to successful implement our optimization program and to realize its expected benefits within the anticipated timeframe, and (xxi) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements. These statements and our future plans and performance may also be affected by the factors described in our Annual Report on Form 10-K for the year ended December 31, 2021, along with other reports that we have filed with the Securities and Exchange Commission.

For information, contact:
Ana Miranda
Vice President, Global FP&A and Investor Relations
305-520-8433
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